Exhibit 10.20

FEDERAL HOME LOAN BANK OF SEATTLE

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Effective as of

January 1, 2007

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

INTRODUCTION

This Executive Supplemental Retirement Plan has been authorized by the Board of Directors of the Federal Home Loan Bank of Seattle (the “Employer”) solely for the purpose of providing benefits to those employees of the Employer on or after January 1, 2007 who are designated by the Board of Directors of the Employer as eligible Members from a select group of highly-compensated or management employees and who are not eligible to participate in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”) because they were hired by the Employer on or after January 1, 2004 and they never participated in the Pentegra Plan as sponsored by any employer. The benefits payable to such employees will be the benefits that would have been payable under the Pentegra Plan that is in effect during the 2006 Plan Year, if such employees had been eligible to participate in that 2006 Pentegra Plan without regard to the limitations placed on Pentegra Plan benefits for such employees by Sections 401(a)(17) and 415 of the Internal Revenue Code, except as otherwise provided in this Plan.

Notwithstanding the foregoing, the 2006 Pentegra Plan benefit formula used to determine an eligible employee’s benefits under this Plan may later be amended by the Board to freeze the Member’s accrued benefit under this Plan or to change the benefit formula prospectively, and to change the definition of actuarial equivalence for purposes of determining actuarial equivalent benefits, and such benefit shall be designed to meet the requirements of Code Section 409A and applicable regulations so that payment of a Member’s vested Plan benefits will begin from the Plan upon the earliest of an eligible Member’s termination of employment, retirement, or death and so that one of the permitted forms of payment will be elected by the eligible Member at the time he or she becomes an eligible Member or by December 31, 2007, whichever is later, with subsequent form of payment election changes subject to the rules of Code Section 409A and applicable regulations, as provided in this Plan.

This Plan is intended to provide such benefits solely from the general assets of the Employer and/or a grantor trust established by the Employer to pay such benefits. No benefits under this Plan shall be payable from the assets of the Pentegra Plan.

Article 1.   Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01 “Actuary” means the independent consulting actuary retained by the Employer to assist the Committee in its administration of the Plan.

1.02 “Employer” means the Federal Home Loan Bank of Seattle.

1.03 “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 5 of the Plan to receive the benefit, if any, payable upon the death of a Member of the Plan.

1.04 “Board of Directors” means the Board of Directors of the Employer.

1.05 “Committee” means the Committee appointed by the Board of Directors to administer the Plan.

1.06 “Effective Date” means January 1, 2007.

1.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.08 “Member” means an employee of the Employer on or after January 1, 2007, who is designated by the Board of Directors as an eligible Member from a select group of highly-compensated or management employees, and who is not eligible to participate in the Pentegra Plan because he or she (1) was hired as an employee of the Employer on or after January 1, 2004, and (2) never participated in the Pentegra Plan as sponsored by any employer.

1.09 “Pentegra Plan” means the Pentegra Defined Benefit Plan for Financial Institution that is in effect during the 2006 Plan Year, which is attached hereto as “Exhibit A.”

1.10 “Plan” means this Federal Home Loan Bank of Seattle Executive Supplemental Retirement Plan.

1.11 “Plan Year” means the calendar year.

Article 2.   Membership

2.01 Each employee of the Employer who meets the requirements of the definition of Member under Section 1.08 shall be enrolled as a Member of the Plan on the later of January 1, 2007 or the date he or she meets the requirements of the definition of Member under Section 1.08.

2.02 If the Member thereafter no longer meets the requirements of the definition of Member under Section 1.08, his or her membership in the Plan shall terminate on such date.

2.03 A Member’s vested Plan benefit shall be payable under the Plan only upon the Member’s retirement, death or other termination of employment with the Employer.

Article 3.   Amount and Payment of Benefits

3.01 The amount, if any, of the annual benefit payable to or on account of a Member pursuant to the Plan shall equal the annual benefit (as calculated by the Plan Actuary on the basis of the form of payment elected by the Member under Section 3.03 below) that would otherwise be payable to or on account of the Member under the Pentegra Plan in effect for the 2006 Plan Year, as amended pursuant to Article 7 of this Plan, if applicable, if the Member had been eligible to participate in that Pentegra Plan and if that Pentegra Plan was administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code, and on the basis of salary unreduced by elective contributions under the Employer’s Thrift Plan Benefit Equalization Plan.

For the purposes of this Section 3.01, “annual benefit” includes any “Active Service Death Benefit”, “Retirement Adjustment Payment”, “Annual Increment” and “Single Purchase Fixed Percentage Adjustment” which the Employer elected to provide its employees under the 2006 Pentegra Plan.

For purposes of this Section 3.01, the annual benefit is calculated on the basis of the definition of Salary included in the 2006 Pentegra Plan, which determines Salary before any salary reduction contributions to the Employer’s 401(k) Plan, to the Employer’s Internal Revenue Code Section 125 flexible benefits plan, and to the Employer’s Internal Revenue Code Section 132(f) qualified transportation fringe benefits plan.

Benefit Service and Membership Service in determining the amount of a Member’s Plan benefit is the number of years and months of service from the Member’s Enrollment Date to retirement, death, or other termination of employment, as provided in Article III, Section 1, of the 2006 Pentegra Plan. In determining that Benefit Service and Membership Service, the Member’s Enrollment Date is the date the Member would have been enrolled in the Pentegra Plan if he or she had been eligible to participate in that plan, which date is the first day of the month after the Member completed three months of service with the Employer and attained age 21. Provided, however, that to receive such Benefit Service and Membership Service, the Member must complete 1000 Hours of Service with the Employer in the 12-consecutive-month period commencing on his or her Enrollment Date as defined in the preceding sentence, and must complete 1000 Hours of Service in each calendar year commencing after such Enrollment Date for Benefit Service and Membership Service to accrue for that 12-consecutive-month period and for each calendar year thereafter, as provided in Article X, Section 3, of the 2006 Pentegra Plan.

Vesting Service is the Member’s period of employment with the Employer measured from the first day of the month in which the Member is hired by the Employer to the last day of the month in which the Member terminates employment with the Employer, subject to the terms of the 2006 Pentegra Plan.

3.02 Unless the Member elects a form of payment under the Plan pursuant to Section 3.03 below, the annual benefit, if any, payable to or on account of the Member under Section 3.01 above, shall be converted by the Actuary and shall be payable to or on account of the Member in the “Regular Form” of payment, utilizing for that purpose the same actuarial factors and assumptions used by the 2006 Pentegra Plan to determine actuarial equivalence unless the Board amends this Plan to change the definition of actuarial equivalence for purposes of determining actuarial equivalent benefits under this Plan. For purposes of the Plan, the “Regular Form” of payment means an annual benefit payable for the Member’s lifetime and the death benefit described in Section 3.04 below.

3.03 (a) Within 30 days after an employee becomes a Member in this Plan or by December 31, 2007, whichever is later, a Member must make an initial written election of the form of payment in which his or her vested Plan benefits will be distributed. If no initial election is made by the later of such dates, the Member’s initial election of his or her form of payment shall be deemed to be the Regular Form of Payment under the Plan, which is an annual single life annuity for the Member’s life plus the death benefit described in Section 3.04 of the Plan (a lump sum payment to the Member’s beneficiary equal to 12 times the annual benefit less the amount of the payments the Member has already received under the Plan prior to his or her death.) The Member’s initial written election of the form of payment of his or her Plan benefits shall be one of the following forms of payment, notwithstanding any language in the 2006 Pentegra Plan to the contrary:

i. Regular Form of Payment - Single Life Annuity Plus Death Benefit. A Member who elects the Regular Form of Payment will receive his or her vested Plan benefit in the form of a single life annuity for the Member’s lifetime plus the death benefit described in Section 3.04 of the Plan (a lump sum payment to the Member’s beneficiary equal to 12 times the Member’s annual benefit less the amount of the payments the Member already had received under the Plan prior to the Member’s death).

ii. Lump Sum Payment - A Member who elects a lump sum payment will receive his or her vested Plan benefits in the form of a lump sum payment if the Member is at least age 45 at the time of retirement or termination of employment with the Employer. Such payment will be made within 60 days after the Member’s retirement or termination of employment, less applicable tax withholding. After this lump sum payment is made, no further Plan benefits are payable to the Member or to any beneficiary. If the Member who has elected a lump sum payment is not at least age 45 at the time of retirement or termination of employment, his or her vested Plan benefits will be paid in the Regular Form of Payment under Section 3.02.

iii. Single Life Annuity With No Death Benefit - A Member who elects a single life annuity with no death benefit will receive his or her vested Plan benefits in the form of a single life annuity for the Member’s lifetime, with all Plan payments ending at the Member’s death, and with no death benefit to any beneficiary.

iv. Joint and 100% Survivor Annuity with 120 Months Certain - A Member who elects a joint and 100% survivor annuity with 120 months certain will receive his or her vested Plan benefits in the form of a joint and 100% survivor annuity for the Member’s life that would continue after the Member’s death at the rate of 100% to the Member’s joint annuitant if he or she survives the Member. If they both die before 120 monthly installment payments have been paid, the commuted value of those unpaid installments will be paid to the Member’s beneficiary.

v. Joint and 50% Survivor Annuity - A Member who elects a joint and 50% survivor annuity will receive his or her vested Plan benefits in the form of a joint and 50% survivor annuity for the Member’s life that would continue after the Member’s death to the Member’s joint annuitant, if he or she survives the Member, at the rate of 50% of the amount payable during the life of the Member.

vi. Partial Lump Sum/Partial Life Annuity - A Member who elects a partial lump sum/partial life annuity will receive his or her vested Plan benefits in the form of a partial lump sum payment equal to 20%, 50% or 75% of the Member’s vested Plan benefits as elected by the Member, and a single life annuity for the Member’s lifetime for the remainder of the Member’s vested Plan benefits, if the Member has attained age 45 at the time of retirement or termination of employment with the Employer. After the Member’s death, no further Plan benefits are payable to the Member or to any beneficiary. If a Member elects a partial lump sum/partial life annuity and is not age 45 at the time of retirement or termination of employment, his or her vested Plan benefits will be paid in the Regular Form of Payment under Section 3.02.

3.03 (b) Each form of payment under Section 3.03 (a) will have the same actuarial equivalent values, as determined by the Plan Actuary utilizing for that purpose the same actuarial factors and assumptions used by the 2006 Pentegra Plan to determine actuarial equivalence, unless the Board amends this Plan to change the definition of actuarial equivalence for purposes of determining actuarial equivalent benefits under this Plan.

3.03 (c) A Member’s initial written election of the form of payment of his or her vested Plan benefits may be changed in the future (i) if the Member’s make that written election to change the form of payment at least 12 months prior to the date of the Member’s retirement or termination of employment, and (ii) as long as the distribution date for commencement of payment of the Member’s vested Plan benefits is also changed to a date at least five years later than the Member’s date of retirement or termination of employment, if that additional five year deferral of the time of payment is required by Code Section 409A and applicable regulations. The new election will not be effective until the date that is 12 months after it is made in writing and delivered to the Plan Committee.

3.03 (d) If a Member had elected a form of payment under Section 3.03 (a)(ii), (iii), (iv), (v) or (vi) and dies after the date his benefit payments under the Plan had commenced, the only death benefit, if any, payable under the Plan in respect of said Member shall be the amount, if any, payable under the form of payment which the Member had elected under the Plan. If a Member had elected a form of payment under this Section 3.03 and dies before the date his benefit payments under the Plan commence, that form of payment election does not apply and the lump sum death benefit described in Section 3.04 below shall be paid to the Member’s beneficiary.

3.03 (e) Election of a form of payment under this Section 3.03 may be made only on a form prescribed by the Committee and filed by the Member with the Committee as provided under Section 3.03(a) above.

3.04 Upon the death of a Member who is receiving the Regular Form of Payment (a Single Life Annuity Plus Death Benefit) under Section 3.02 or 3.03 above, or upon the death of a

Member who died before his or her benefit payments under the Plan commenced, a death benefit shall be paid to the Member’s beneficiary in a lump sum equal to the excess, if any, of (i) over (ii), where

i. is an amount equal to 12 times the annual benefit, if any, payable under Section 3.02 or Section 3.03(a)(i) above, and

ii. is the sum of the benefit payments, if any, which the Member had received under the Plan.

3.05 If a Member is restored to employment with the Employer after payment of his benefit under the Plan has commenced, all payments under the Plan shall thereupon be discontinued. Upon the Member’s subsequent retirement or termination of employment with the Employer, his benefit under the Plan shall be recomputed in accordance with Sections 3.01, 3.02, 3.03 and 3.04, and any amendments made to this Plan, including amendments to the 2006 Pentegra benefit formula, but shall be reduced by the actuarial equivalent value of the amount of any benefit paid by the Plan in respect of his previous retirement or termination of employment, and such reduced benefit shall be paid to the Member in accordance with the provisions of the Plan. For purposes of this Section 3.05, the actuarial equivalent value to the benefit paid in respect of a Member’s previous retirement or termination of employment shall be determined by the Actuary utilizing for that purpose the same actuarial factors and assumptions used by the 2006 Pentegra Plan to determine actuarial equivalence, unless the Board amends this Plan to change the actuarial equivalence definition for purposes of determining the actuarial equivalent value to that benefit.

Article 4.   Source and Method of Payments

4.01 All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Employer, notwithstanding that the Employer, in its discretion, may establish a bookkeeping reserve or a grantor trust (as such term is used in Sections 671 through 677 of the Code) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member or beneficiary. No benefit whatever provided by the Plan shall be payable from the assets of the Pentegra Plan. No Member shall have any right, title or interest whatever in any investments which the Employer may make or any specific assets which the Employer may reserve to aid it in meeting its obligations under the Plan.

4.02 Should the Employer choose to establish a bookkeeping reserve or a grantor trust, the amount of the reserve or the funding of the trust may be based upon actuarially determined amounts reflecting the benefit payable, and funding of any grantor trust shall be subject to approval by the Board of Directors and the Federal Housing Finance Board.

4.03 Subject to Section 3.04, all vested Plan benefit payments shall commence within 60 days following the Member’s termination of employment, death, or retirement date as defined in the Pentegra Plan.

Article 5.   Designation of Beneficiaries

5.01 The beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon a Member’s death shall be the beneficiary whom the Member has designated on a Plan beneficiary designation form provided to the Member by the Committee.

5.02 If no such valid Plan beneficiary designation is in effect at the time of a Member’s death, or if no designated beneficiary survives the Member, the Member’s estate shall be deemed to have been designated his beneficiary and shall be paid the amount, if any, payable under the Plan upon the Member’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Employer therefor.

Article 6.   Administration of the Plan

6.01 The Board of Directors has delegated to the Committee, subject to those powers which the Board has reserved as described in Article 7 below, general authority over and responsibility for the ministerial administration of the Plan. The Committee shall, subject to the review and approval of the Human Resources Committee of the Board of Directors, interpret and construe the Plan, make all determinations considered necessary or advisable for the administration of the Plan and the calculations of the amount of benefits payable thereunder, and review claims for benefits under the Plan. The Human Resources Committee of the Board of Directors’ interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02 If the Committee deems it advisable, it shall arrange for the engagement of the Actuary, and legal counsel and certified public accountants (who may be counsel or accountants for the Employer), and other consultants, and make use of agents and clerical or other personnel, for purposes of the Plan. The Committee may rely upon the written opinions of such Actuary, counsel, accountants, and consultants, and delegate to any agent or to any subcommittee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegations shall be subject to revocations at any time at the discretion of the Committee. The Committee shall report to the Human Resources Committee of the Board of Directors at least once each calendar year with regard to the matters for which it is responsible under the Plan.

6.03 The Committee shall consist of at least three individuals, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board of Directors. No Committee member shall be entitled to act on or decide any matters relating solely to such member or any of his rights or benefits under the Plan. Any Committee member may resign at any time. A Committee member shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Committee or any member thereof in any jurisdiction.

6.04 The Committee shall elect or designate its own Chairman, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chairman, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the vote.

6.05 All claims for benefits under the Plan shall be submitted in writing to the Chairman of the Committee. The Committee will present its determination regarding all claims to the Human Resources Committee of the Board of Directors for approval. Written notice of the decision on each such claim shall be furnished with reasonable promptness to the Member or his beneficiary (the “claimant”). The claimant may request a review by the Human Resources Committee of the Board of Directors of any decision denying the claim in whole or in part. Such request shall be made in writing and filed with the Human Resources Committee of the Board of Directors within 30 days of such denial. A request for review shall contain all additional information which the claimant wishes the Human Resources Committee of the Board of

Directors to consider. The Human Resources Committee of the Board of Directors may hold any hearing or conduct any independent investigation which it deems desirable to render its decision, and the decision on review shall be made as soon as feasible after the Human Resources Committee of the Board of Directors’ receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to all matters relating to the Plan.

6.06 All expenses incurred by the Committee and the Human Resources Committee of the Board of Directors in its administration of the Plan shall be paid by the Employer.

Article 7.   Amendment and Termination

7.01 The Board of Directors may amend, suspend or terminate, in whole or in part, the Plan without the consent of the Committee, any Member, beneficiary or other person, except that no amendment, suspension or termination shall retroactively impair of otherwise adversely affect the vested rights of any Member, beneficiary or other person to benefits under the Plan which have accrued prior to the date of such action. Provided, however, that the 2006 Pentegra Plan benefit formula used to determine a Member’s benefits under this Plan may be amended by the Board to freeze the Member’s accrued benefit under this Plan or to change the benefit formula prospectively, the Board may amend this Plan to change the definition of actuarial equivalence for purposes of determining actuarial equivalent benefits, and the Member’s benefit shall be designed to meet the requirements of Code Section 409A and applicable regulations.

The Board of Directors also delegates amendment authority to the Committee to adopt Plan amendments which are of an administrative nature or are required under applicable law, provided that any such amendment is reported to the Board within 2½ months after the end of the Plan Year in which that amendment is adopted.

Article 8.   General Provisions

8.01 The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns and the Members, and the successors, assigns, designees and estates of the Members. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Employer, but nothing in the Plan shall preclude the Employer from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligation of the Employer hereunder. The Employer agrees that it will make appropriate provision for the preservation of the Members’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization, or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Employer, the term “Employer” shall refer to such other organization and the Plan shall continue in full force and effect to the extent such successor organization has assumed the Plan. If such successor organization does not assume the Plan, the Employer remains liable for payment of Plan benefits under this Plan.

8.02 Neither the Plan nor any action taken thereunder shall be construed as giving to a Member the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss any Member from its employ.

8.03 The Employer shall withhold or cause to be withheld from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payments.

8.04 No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of and any attempted disposition of such right or interest shall be null and void.

8.05 If the Committee shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part therefor, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, adult child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability of the Plan and the Employer therefor.

8.06 The unpaid balance of any account maintained pursuant to this Plan is an unsecured, general obligation of the Employer. All amounts deferred hereunder remain the unrestricted assets of the Employer. Any assets purchased shall remain the sole property of the Employer subject to the claims of its general creditors and shall be available for the Employer’s use for whatever purpose desired. No Participant hereunder shall have any right other than the unsecured promise of the Employer to pay deferred Compensation in the future. No Participant has ownership rights with respect to any asset of the Employer by reason of his or her participation in this Plan.

8.07 All elections, designations, requests, notices, instructions, and other communications from a Member, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

8.08 The benefits payable under the Plan shall be in addition to all other benefits provided for employees of the Employer and shall not be deemed salary or other compensation by the Employer for the purpose of computing benefits to which any employee may be entitled under any plan or arrangement of the Employer.

8.09 No Committee member shall be personally liable by reason of any instrument executed by him or her or on his or her behalf, or action taken by him or her, in his or her capacity as a Committee member nor for any mistake of judgment made in good faith, unless due to the Committee member’s willful misconduct or gross negligence. The Employer shall indemnify and hold harmless each Committee member and each employee, officer or director of the Employer, to whom any duty, power, function or action in respect of the Plan may be delegated or assigned, against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Employer) arising out of anything done or omitted to be done in connection with the Plan, unless arising out of such person’s fraud, bad faith, willful misconduct or gross negligence.

8.10 As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate.

8.11 The captions preceding the section of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.12 The Plan shall be construed, administered and enforced according to the laws of the State of Washington in effect from time to time. Venue shall also be in the State of Washington.

This Executive Supplemental Retirement Plan has been duly executed by the Employer’s authorized representative this ____ day of ________, 2006, to be effective as of the 1st day of January, 2007.

FEDERAL HOME LOAN BANK OF SEATTLE

By:
Its

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